Free Writing Prospectus	Filed pursuant to Rule 433 under the Securities Act
(To the Preliminary Prospectus	Registration Statement No. 333-209236 and
Supplement dated January 8, 2018)	333-209236-01 through 333-209236-14

$500,000,000 5.250% Senior Notes due 2028

Term Sheet

January 8, 2018

Issuer:	L Brands, Inc.

Offering Size:	$500,000,000 aggregate principal amount

Title of Securities:	5.250% Senior Notes due 2028 (the “Notes”)

Maturity:	February 1, 2028

Offering Price:	100.000%

Coupon	5.250%

Yield to Maturity:	5.250%

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2018

Record Dates:	January 15 and July 15

Optional Redemption:	Make-whole call at T+50 bps at any time

Equity Clawback:	Up to 35% at 105.250% prior to February 1, 2021

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc. ICBC Standard Bank Plc KeyBanc Capital Markets Inc. Mizuho Securities USA LLC U.S. Bancorp Investments, Inc.

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Co-Managers:	The Huntington Investment Company Scotia Capital (USA) Inc. Standard Chartered Bank TD Securities (USA) LLC

Trade Date:	January 8, 2018

Settlement Date:

January 23, 2018 (T + 10)

We expect that delivery of the Notes will be made against payment therefor on or about January 23, 2018, which will be the tenth business day following the date of pricing of the Notes (such settlement cycle being herein referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next seven succeeding business days will be required, by virtue of the fact that the Notes initially will settle T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during the period described above should consult their own advisors.

Distribution:	Registered Offering

Net Proceeds:	We intend to use the net proceeds of the offering, after deducting underwriting discounts and commission and estimated offering expenses, together with cash on hand, for the redemption of our outstanding 8.500% Senior Notes due 2019.

CUSIP Number:	501797 AN4

ISIN Number:	US501797AN49

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the Next-Generation EDGAR System on the SEC web site at www.sec.gov. Alternatively, the Issuer or any underwriter will arrange to send you the prospectus if you request it by calling any of the Joint Book-Running Managers at the numbers below:

Merrill Lynch, Pierce, Fenner & Smith
Incorporated	800-294-1322 (toll free)

Citigroup Global Markets Inc.	212-723-6020 (call collect)

HSBC Securities (USA) LLC	212-525-5000 (call collect)

J.P. Morgan Securities LLC	800-221-1037 (toll free)

Wells Fargo Securities, LLC	704-410-0380 (call collect)

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The information in this communication supplements the information in the preliminary prospectus supplement and supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with such information. Before you invest, you should read the preliminary prospectus supplement (including the documents incorporated by reference therein) for more information concerning the Issuer and the Notes.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.

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